Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2023, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of Assertio Holdings, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

May 15, 2023